Exhibit 99.1

Elme Communities Completes Sale of 19 Multifamily Communities for $1.6 Billion

BETHESDA, Md.– November 12, 2025 – Elme Communities (“Elme” or the “Company”) (NYSE: ELME) today completed its previously announced sale of 19 multifamily communities (“the portfolio sale”) to an affiliate of Cortland Partners, LLC (“Cortland”) for $1.6 billion in cash, subject to certain customary adjustments and prorations. The completion of the portfolio sale follows the satisfaction of all conditions to closing, including receipt of approval of the portfolio sale by Elme shareholders at the October 30, 2025 special meeting.

The portfolio sale marks the first step effecting the Company’s Plan of Sale and Liquidation, which was approved by the Company’s shareholders at the special meeting. The Plan of Sale and Liquidation contemplates the sale or disposition of all of the Company’s assets, including the Company’s nine remaining multifamily assets and Watergate 600, and the voluntary wind-down and dissolution of the Company’s business and affairs.

The Company also announced that following closing of the portfolio sale, the Company and certain of its subsidiaries entered into a loan agreement with Goldman Sachs Bank USA, as lender, for a senior secured term loan with a principal amount of $520 million and a maturity date of November 9, 2026, with the option to extend for an additional year. The term loan is intended to be repaid with the net proceeds from sales of the properties securing the term loan.

Elme intends to return to shareholders net proceeds from the portfolio sale, and a portion of the proceeds from the new term loan, through an initial special liquidating distribution, which is expected to be between $14.50 and $14.82 per common share, after taking into account repayment of all existing corporate indebtedness, payment of costs and expenses related to the transactions and establishment of reserves in connection with the new term loan. The Company expects the initial special liquidating distribution to be declared later this year and paid in January 2026, subject to Elme’s Board of Trustees approving the amount and timing of the distribution. The exact amount and timing of the initial special liquidating distribution are expected to be announced later this month following Board approval. Additional liquidating distributions are anticipated to be paid at the Board’s discretion, as and when appropriate, following completion of future asset sales, subject to payment of expenses, repayment obligations under the new term loan and the creation of necessary reserves for the Company’s liabilities.

“With the completion of the portfolio sale to Cortland, our focus is on monetizing the Company’s remaining assets and maximizing value for shareholders,” said Paul McDermott, President and Chief Executive Officer. “We launched the sale process in the third quarter of this year and are aiming to complete all remaining sales by June 2026. Our goal remains to sell all of Elme’s assets as soon as practicable to accelerate the return of capital to shareholders.”

About Elme Communities

Elme Communities is a multifamily real estate investment trust that owns and operates apartment homes in the Washington, DC metro and the Atlanta metro.

Contact:

Amy Hopkins

Vice President, Investor Relations

E-Mail: ahopkins@elmecommunities.com

Forward-Looking and Cautionary Statements

Certain statements in press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Elme to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Additional factors which may cause the actual results, performance, or achievements of Elme to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements include, but are not limited to: changes in the amount and timing of the total liquidating distributions, including as a result of unexpected levels of transaction cost, delayed or terminated closings, liquidation costs or unpaid or additional liabilities and obligations; the possibility of converting to a liquidating trust or other liquidating entity; the ability of our board of trustees to terminate the Plan of Sale and Liquidation; the response of our residents, tenants and business partners to Plan of Sale and Liquidation; potential difficulties in employee retention as a result of the portfolio sale and Plan of Sale and Liquidation; the outcome of legal proceedings that may be instituted against Elme, its trustees and others related to the portfolio sale and Plan of Sale and Liquidation; the risk that disruptions caused by or relating to the Plan of Sale and Liquidation will harm Elme’s business, including current plans and operations; risks relating to the market value of Elme’s common shares; risks associated with third party contracts containing consent and/or other provisions that may be triggered by the Plan of Sale and Liquidation; general risks affecting the real estate industry and local real estate markets (including, without limitation, the market value of Elme’s properties and potential illiquidity of Elme’s remaining real estate investments); whether or not the sale of one or more of Elme’s properties may be considered a prohibited transaction under the Internal Revenue Code of 1986, as amended; Elme’s ability to maintain its status as a real estate investment trust for U.S. federal income tax purposes; the occurrence of any event, change or other circumstances that could give rise to the termination of the Plan of Sale and Liquidation; the risks associated with ownership of real estate in general and our real estate assets in particular; general economic and market developments and conditions; and volatility and uncertainty in the financial markets.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect Elme’s businesses in the “Risk Factors” section of Elme’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by Elme from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. While forward-looking statements reflect Elme’s good faith beliefs, they are not guarantees of future performance. Elme undertakes no obligation to update its forward-looking statements or risk factors to reflect new information, future events, or otherwise.